APPENDIX A

List of Funds

As of August 18, 2015

OnTrack Core Fund
The Gold Bullion Strategy Fund
The Gold Bullion Strategy Portfolio
Quantified Managed Income Fund
Quantified All-Cap Equity Fund
Quantified Market Leaders Fund
Quantified Alternative Investment Fund
Spectrum Low Volatility Fund
QES Dynamic Fund
QES Credit Long/Short Strategy Portfolio
Spectrum Advisors Preferred Fund
Quantified STF Fund